	2004	2005	2005 Restricted
	Cash Bonus	Annual Salary	Stock
	—	—	Awards(1)

Louis T. Donatelli Chairman	$50,000	$130,000	-0-
Douglas J. Donatelli President and Chief Financial Officer	$275,000	$280,000	15,528
Nicholas R. Smith Executive Vice President and Chief Investment Officer	$175,000	$210,000	11,535
Barry H. Bass Senior Vice President and Chief Financial Officer	$165,000	$200,000	10,648
James H. Dawson Senior Vice President and Chief Operating Officer	$165,000	$200,000	10,648

(1) The restricted stock awards vest upon achievement by the Company of certain performance goals.